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                                                                       EXHIBIT I

                                                        [LOGO]

                                                      EXECUTIVE OFFICES
FOR IMMEDIATE RELEASE
                                                      CONTACT:
                                                      Mark J. Bonney
                                                      President &
                                                      Chief Operating Officer
                                                      Axsys Technologies, Inc.
                                                      (860) 257-0200

AXSYS TECHNOLOGIES SIGNS DEFINITIVE MERGER AGREEMENT WITH AUTOMATION ENGINEERING INC., AND ANNOUNCES FORMATION OF AXSYS
FIBER AUTOMATION DIVISION AND AXSYS AUTOMATION GROUP

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     ROCKY HILL, CT - OCTOBER 3, 2000 - Axsys Technologies, Inc. (Nasdaq: AXYS),
a global leader in designing, manufacturing and distributing micro-positioning and precision optical products, today announced that it has signed a definitive agreement to acquire Automation Engineering Inc., a supplier of automation tools and controls to the fiber optic components market, for 666,667 shares of Axsys Technologies common stock. The transaction will be accounted for as a pooling of interests and is expected to close within the next few weeks.

     Automation Engineering Inc. (AEI) has been a supplier of automation tools and control systems to the fiber optics industry for over 5 years, integrating machine vision, precision positioning and material handling, all controlled with its proprietary FlexAuto-TM- software. AEI recorded sales in the quarter ended June 30, 2000 of $389 thousand and orders in the twelve months ended June 30, 2000 totaling $1.7 million. AEI's core competency in fiber handling has been successfully applied in several fiber automation applications including fiber and photonic component alignment and assembly, optical MEMs (micro-electromechanical ) test and inspection systems and fiber drawing towers, many focused on the fast growing dense wave division multiplexing ("DWDM") market in telecommunications.

     Stephen Bershad, Chairman and CEO of Axsys stated, "The acquisition of AEI is an ideal complement to our core micro-positioning business, and one that allows us to leverage our vertically integrated precision positioning business into the fast growing fiber optic component automation market." Due to the high growth in demand for fiber capacity, there is an increasing need to improve the accuracy and yield of fiber optic component products, in fabrication, assembly and test. Mark Bonney, President and COO of Axsys added, "While Axsys has participated in this industry as a supplier of subsystems for in-house automation tools, the combination with AEI expands the scope of our product offering. In addition, AEI's access to our micro-positioning products will allow the development of proprietary positioning stage products that will advance the state of micro-positioning accuracy, while seamlessly integrating vision systems and robotic handling into turnkey integrated solutions for our customers."

         AXSYS TECHNOLOGIES, INC. - 175 CAPITAL BOULEVARD - SUITE 103 -
                              ROCKY HILL, CT 06067
              860.257.0200 - FAX: 860.594-5750 - web: www.axsys.com


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Andre By, President and Technical Director of AEI stated, "By joining with
Axsys, we will be able to benefit from Axsys' vertically integrated positioning capabilities, allowing us to develop next generation systems with proprietary micro-positioning systems unavailable from competing system integrators. Equally important, Axsys will provide us with the critical mass and financial resources necessary to support the rapid growth inherent in supporting the fiber components market."

     The Company also announced it has formed the Axsys Fiber Automation Division in Pittsburgh, PA headed by Michael Formica, formerly Director of Product Marketing at Aerotech, Inc. Initially staffed with six multi-disciplined engineers, this operation will focus on designing proprietary automation tools specifically for the fiber optics market, designed around next generation mechanical micro-positioning platforms. Michael Formica commented "Axsys is providing the foundation to build a first class automation company, leveraging its existing engineering and manufacturing resources with the recent addition of engineers deeply rooted in the fiber automation industry."

     The acquisition of AEI, combined with Axsys Fiber Automation Division and Axsys' existing micro-positioning airbearing stage operation in Santa Barbara, CA will form Axsys' Automation Group. Mark Bonney added, "We are very excited to add substantially to our capabilities and to create this new group within Axsys. Given the rapid growth forecasted in the fiber automation market, over the next 18 months, we expect to invest heavily in this group as we continue to add talented engineering, operations and sales personnel in order to build it into a formidable supplier. While these investments will have a negative impact on our near term earnings, we expect substantial returns in the future."

     Axsys management invites you to listen to a conference call regarding this announcement to be held on Wednesday, October 4, 2000 at 11:00 a.m. EDT. The call number is (888) 694-1321.

     Axsys Technologies, Inc. designs, manufactures, markets and distributes micro-positioning and precision optical products for a variety of markets, including defense, space, digital imaging and electronics capital equipment. The company also distributes precision ball bearings for industrial, consumer and other commercial applications. For more information, contact Axsys Technologies, Inc., www.axsys.com.

     This news release contains certain forward-looking statements. The company's business is subject to various risks and uncertainties. As a result, actual future results and developments may be materially different from those expressed or implied in any forward-looking statement. Disclosure regarding factors affecting the company's future results and developments is contained in the Company's public filings with the Securities and Exchange Commission, including the Company's annual report and Form 10-K for the fiscal year ended December 31, 1999.


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